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                                                                    Exhibit 99.1


                              [LOGO OF SERAGEN]

        SERAGEN, INC., 97 South Street, Hopkinton, Massachusetts 01748

FOR IMMEDIATE RELEASE
---------------------

For more information, contact        Investor Relations/Corporate Communications
                                     Lora Maurer, Manager
                                     phone:     508-435-2331
                                     fax:       508-435-9805
                                     e-mail:    Seragen@aol.com

                     SERAGEN CLOSES $5 MILLION PLACEMENT
                              OF PREFERRED STOCK

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Hopkinton, MA--September 30, 1996--Seragen, Inc. (NASDAQ:SRGN).  Seragen, Inc.
announced today that it has raised $5 million through the sale of 5,000 shares of Series C convertible preferred stock.

The preferred stock is immediately convertible at the option of the holder, into shares of Seragen's common stock at a conversion price equal to the lesser of: the closing bid price on Nasdaq on September 27, 1996; or 73 percent of the average closing bid prices for five trading days prior to the conversion date. Terms of the preferred stock also provide for dividends payable in shares of the company's common stock.

The shares involved are being offered in a private placement under Regulation D of the U.S. Securities Act of 1933.

Proceeds from the current offering will be used, in conjunction with the option payment recently received from Sandoz Pharma, Ltd., to finance the company's continued research and clinical trials through the fourth quarter of 1996. Seragen is also actively seeking equity and other financing arrangements to finance the company through 1997.

Seragen is an integrated biopharmaceutical company developing a proprietary technology portfolio. The company's unique receptor-targeted therapeutic products, known as fusion proteins, consist of a toxin fragment genetically linked

                                     -more-



                 Telephone 508-435-2331--Facsimile 508-435-9805
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                                                                  Exhibit 99.1

SERAGEN CLOSES $5 MILLION PLACEMENT OF PREFERRED STOCK / PAGE 2 OF 2

to a hormone or growth factor targeting specific receptors on the surface of disease-causing cells.

Seragen's primary focus is in cancer and dermatology. The company's most advanced product, IL-2 Fusion Protein, is in Phase III clinical trials for cutaneous T-cell lymphoma, co-sponsored by Seragen and Eli Lilly and Company. Seragen has independently conducted a Phase II trial of the same product for psoriasis and is currently planning further trials for this application.

To the extent that any of the statements contained herein relating to the Company's products and its operations are forward looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such uncertainties and risks include, but are not limited to, the early stage of the Company's product development and lack of product revenues; the Company's history of operating losses and accumulated deficit; the Company's limited financial resources and uncertainty as to the availability of additional capital to fund its development on acceptable terms, if at all; Boston University's control of the Company; the Company's reliance on fusion protein technology; the potential development of competing fusion proteins, products and technologies; the Company's dependence on its collaborative partner, Eli Lilly and Company, and the lack of assurance that the Company will receive further funding under this partnership or develop and maintain other strategic alliances; the lack of assurance regarding patent and other protection for the Company's proprietary technology; governmental regulation of the Company's activities, facilities and products; the Company's limited manufacturing capabilities; the Company's lack of commercial sales and marketing capabilities; the dependence on key personnel; the development of competing technologies; uncertainties as to the extent of reimbursement for the costs of the Company's potential products and related treatment by government and private health insurers and other organizations; the potential adverse impact of government-directed health care reform; the risk of product liability claims; and general economic conditions. As a result, the Company's future development efforts involve a high degree of risk. For further information, refer to the discussion in the Company's 1995 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Actual results may differ materially from such expectations.


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